Exhibit 4.6

DESCRIPTION OF THE SECURITIES OF HEXCEL CORPORATION

REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

Updated as of February 9, 2022

The following summarizes the terms and provisions of the registered securities of Hexcel Corporation, a Delaware corporation (the “Company”). The Common Stock of the Company (as defined below) is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following summary does not purport to be complete and is qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), which the Company has previously filed with the U.S. Securities and Exchange Commission, and applicable Delaware law.

Authorized Capital

The Company’s authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), and 20,000,000 shares of preferred stock, no par value (the “Preferred Stock”).

Under Delaware law, the stockholders of a corporation are generally not personally liable for a corporation’s acts or debts.

Common Stock

Voting Rights

Holders of the Common Stock are entitled to one vote for each share of Common Stock held of record on each matter submitted to a vote of stockholders and to vote on all matters on which a vote of stockholders is taken, except as otherwise provided by statute. There is no cumulative voting with respect to the election of directors. The Company’s Bylaws provide for a majority voting standard for the election of directors in uncontested elections, and under this standard, directors are elected by a majority of the votes cast by holders of the Common Stock. If a nominee who currently is serving as a director is not re-elected, Delaware law provides that the director will continue to serve on the Board of Directors. However, each incumbent director nominee standing for re-election must submit an irrevocable resignation in advance of the stockholder vote regarding the election of directors. The resignation is contingent upon both the director not receiving the required vote for re-election and the Board of Directors’ acceptance of the resignation, which the Board of Directors, in its discretion, may reject if it deems such rejection to be in the best interest of the Company. In the case of contested elections (a situation in which the number of nominees exceeds the number of directors to be elected), directors are elected by a plurality of the votes cast by holders of the Common Stock. Except as otherwise required by law, all other matters brought to a vote of the holders of the Common Stock are determined by a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote and, except as may be provided with respect to any other outstanding class or series of the Company’s stock, the holders of shares of Common Stock possess the exclusive voting power.

Dividends

Subject to the preferential rights of the holders of any then-outstanding shares of any series of Preferred Stock, the holders of the Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor.

Rights and Preferences

Holders of the Common Stock have no preemptive rights or other rights to subscribe for additional shares and no conversion rights. The Common Stock is not subject to redemption or to any sinking fund provisions, and all outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

Upon liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to their pro rata share of the assets of the Company legally available for distribution to stockholders after the payment of all of the Company’s known debts and liabilities, subject to the preferential rights of the holders of shares of any series of Preferred Stock.

Exchange and Trading Symbol

The Common Stock is listed for trading on the New York Stock Exchange under the trading symbol “HXL.”

Preferred Stock

The Company may issue Preferred Stock from time to time upon the approval of the Board of Directors in one or more series without further stockholder approval. The Board of Directors may designate the number of shares to be issued in such series and the rights, preferences, privileges and restrictions granted to, or imposed on, the holders of such shares. If issued, such shares of Preferred Stock could have dividends and liquidation preferences and may otherwise affect the rights of holders of the Common Stock. As of the date hereof, the Company has no outstanding shares of Preferred Stock.

The rights of the holders of the Common Stock will generally be subject to the rights of the holders of any existing outstanding shares of Preferred Stock with respect to dividends, liquidation preferences and other matters.

Series A Junior Participating Preferred Stock

On April 6, 2020, the Board of Directors adopted a stockholder rights plan, as set forth in the Rights Agreement dated as of April 6, 2020 (the “Rights Agreement”). In connection with the now-terminated Rights Agreement, the Board of Directors designated 2,000,000 shares of preferred stock as Series A Junior Participating Preferred Stock (the “Series A Shares”), which series has certain rights and preferences that are greater than the rights of the Common Stock. The Rights Agreement expired in accordance with its terms on April 6, 2021, and no rights were exercised or redeemed and no Series A Shares were issued or are outstanding.

Anti-Takeover Effects of Provisions of Delaware Law and the Company’s Certificate of Incorporation and Bylaws

Section 203 of the Delaware General Corporation Law

The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 of the DGCL prevents a public Delaware corporation from engaging in any “business combination” (as defined below) with an “interested stockholder” (defined as a person who, together with affiliates and associates, beneficially owns (or within the preceding three years, did beneficially own) 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time that such person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested stockholder or the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock plans); or (iii) on or after such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder. A “business combination” generally includes mergers, stock or asset sales involving 10% or more of the market value of the corporation’s assets or stock, certain stock transactions and other transactions resulting in a financial benefit to the interested stockholder or an increase in the interested stockholder’s proportionate share of any class or series of a corporation.

Certificate of Incorporation and Bylaws

The Company’s Certificate of Incorporation and Bylaws include anti-takeover provisions that:

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prohibit stockholders from taking action by written consent and do not permit stockholders to call a special meeting;
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authorize the Board of Directors, without further action by the stockholders, to issue shares of Preferred Stock in one or more series, and with respect to each series, to fix the number of shares constituting that series, and establish the rights and terms of that series;
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establish advance notice procedures for stockholders to submit proposals and nominations of candidates for election to the Board of Directors to be brought before a stockholders meeting;
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allow the Company’s directors to establish the size of the Board of Directors (so long as the Board of Directors consists of at least three and no more than fifteen directors) and fill vacancies on the Board of Directors created by an increase in the number of directors (subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances);
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do not provide stockholders cumulative voting rights with respect to director elections; and
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provide that the Company’s Bylaws may be amended by the Board of Directors without stockholder approval, to the extent permitted by law.

Certain provisions of the Company’s Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in the Company’s control or change in the Company’s Board of Directors or management, including transactions in which stockholders might otherwise receive a premium for their shares of Common Stock or transactions that the Company’s stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of the Common Stock.

In addition, the Bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of the DGCL or the Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, subject to the court having personal jurisdiction over the indispensable parties named as defendants.

Under the Bylaws, to the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims, including claims under the Exchange Act, or the Securities Act of 1933, as amended, or the respective rules and regulations promulgated thereunder; provided, however, that the Company’s stockholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ bylaws has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in the Company’s Bylaws to be inapplicable or unenforceable. Although the Company believes this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this provision may have the effect of discouraging lawsuits against the Company’s directors and officers.

Authorized and Unissued Shares

The Company’s authorized and unissued shares of Common Stock are available for future issuance without stockholder approval except as may otherwise be required by applicable stock exchange rules or Delaware law. The Company may issue additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions, and as employee, director and consultant compensation. The existence of authorized but unissued shares of Common Stock could render more difficult, or discourage an attempt, to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

The issuance of shares of Preferred Stock by the Company could have certain anti-takeover effects under certain circumstances, and could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, or other business combination transaction directed at the Company by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board of Directors.

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